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SEVCON, INC.
(Name of registrant as specified in its charter)

MESON CAPITAL LP
MESON CONSTRUCTIVE CAPITAL LP
MESON CAPITAL PARTNERS LLC
RYAN MORRIS
BRYAN BOCHES
SHVETANK JAIN
ANTHONY L. POSAWATZ
 (Name of person(s) filing proxy statement, if other than the registrant)

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Meson Capital LP, together with the other participants named herein (collectively, "Meson"), has filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the upcoming 2017 annual meeting of stockholders of Sevcon, Inc., a Delaware corporation.

On January 25, 2017, Meson issued the following press release:

MESON CAPITAL PARTNERS, 20% STOCKHOLDER, ISSUES OPEN LETTER TO FELLOW STOCKHOLDERS OF SEVCON
•
Reiterates view that sevcon has dramatically underperformed its potential and will continue to do so as long as entrenched board members led by matthew goldfarb ignore reality of tectonic changes in electric vehicle industry

•	Emphasizes new business paradigm requires new skills and that Meson's highly qualified nominees offer the vision, expertise, leadership, and hands-on skills to build value for all stockholders
•
Urges stockholders not to be misled – meson has advocated for all stockholder interests since ryan morris joined sevcon's board in December 2013. Now the other directors want to silence that unapologetic advocacy by making inaccurate and untruthful claims to further entrench their own parochial interests.

•	Stockholders should fight for qualified board leadership and fair and effective corporate governance by voting the GOLD proxy card.
SAN FRANCISCO, CA--(Marketwired – January 25, 2017) - Meson Capital Partners, LLC ("Meson"), a major and long-term stockholder of Sevcon, Inc. (NASDAQ: SEV) ("Sevcon" or the "Company") with approximately 20% of the Company's outstanding shares, today issued an open letter to the Company's Board of Directors.  The full text of the letter is included below:

To our Fellow Stockholders:
Sevcon, Inc., your company ("Sevcon" or the "Company"), is at a historically important inflection point, and you get to decide its future direction. It is important for you to have the full story before you decide.
We believe Sevcon has tremendous potential waiting to be exploited. Technological, market, and regulatory forces are aligning to create a strong tailwind that will transform the electronic vehicle industry. It is mission critical for Sevcon to be at the forefront of this tectonic change if all stockholders are going to benefit from the increase in value that can and should be generated. We had the vision to foresee this opportunity and believe we have the plans and nominees to capitalize on these powerful trends. Winning is never easy, especially in a market that is becoming dramatically more competitive with its global growth.  Sevcon needs the best people at the top setting the tone for the organization and raising the standard to the level being required by the market reality.

We are Meson Capital (together with its affiliates, "Meson" or "we"), an investment firm focusing on transforming established companies that are in rapidly changing markets, that currently beneficially owns approximately 20% of Sevcon's outstanding shares, making us the Company's second largest stockholder. We believe that our concentrated, long-term ownership of Sevcon naturally aligns our interests with those of fellow stockholders generally. Our President, Ryan Morris, has been advocating for your interests since joining Sevcon's Board of Directors ("Board") in December, 2013. Now the other directors on the Board (the "Status Quo Directors") want to silence that unapologetic advocacy.
DO NOT LET THEM! YOUR BOARD IS ATTEMPTING TO SQUEEZE YOUR GREATEST ADVOCATE FROM THE BOARD!
THE STATUS-QUO DIRECTORS FORCED THE ISSUE
Consider that leading up to the rapidly approaching 2017 Annual Meeting scheduled for February 7th:
•
The Nominating and Governance Committee of the Board interviewed and invited current Meson nominee Bryan Boches to join the Board to replace William J. Ketelhut and then inexplicably reversed this decision.

•
The Nominating and Governance Committee, Chaired by Matthew Goldfarb, chose not to interview several other highly qualified nominees, deciding instead to put forth a stock analyst from a shuttering oil-focused hedge fund.

•	The Board formed a "proxy committee" consisting of, among others, a non-independent director, CEO Matt Boyle, and Mr. Goldfarb, to act as a "shadow board" in advance of the Annual Meeting.
•	The Board repeatedly rejected Meson's attempts to quickly, reasonably and quietly settle its differences.
•
The Board responded to Meson's lawful exercise of its nomination rights by adopting a governance change on Christmas Eve morning designed solely to replace the Board's one true stockholder representative with a retired director who was not re-elected to the Board by you, the stockholders, last year. What does that say about the Board's respect for the stockholder franchise?

•	The Board anticipates squandering $250,000 on this proxy contest they have precipitated.
ASK YOURSELF, ARE THESE REALLY THE ACTIONS OF BOARD COMMITTED "TO EFFECTIVE CORPORATE GOVERNANCE, STOCKHOLDER ENGAGEMENT AND RESPONSIVENESS" LET ALONE ONE THAT IS FOCUSED ON MAXIMIZING VALUE FOR STOCKHOLDERS?
We did not want this fight. We were willing to settle amicably on reasonable terms and have never sought to add more than three new directors to an eight-member board, but were met with aggression, insults, and accusations with zero supporting facts. Enough is enough. It is time for you, the stockholders, to decide who will lead you on this journey towards future growth for Sevcon.

AN INDUSTRY IN THE THROES OF RAPID CHANGE
The electric and hybrid vehicle industry is experiencing unprecedented change.  A series of factors—regulatory, market and technological—are converging to create massive tailwinds to push the industry forward.  With the right plan and leadership, we believe Sevcon can benefit mightily. Ryan Morris described the market changes and opportunity in detail in the investor presentation that he created and gave at an investment conference on December 7th, a presentation that was largely lifted by the Company without attribution and presented to ISS last week by Sevcon as its own.
As an Example of such Change, Look at Plug-In Light Vehicle Sales (Energy.gov):
Source: Energy.gov
Today is the inflection point for electric vehicles – the market is growing exponentially.
•	Overlapping forces are driving this:
•	Lithium-ion batteries continue to get approximately 10% cheaper annually
•	Tightening emissions regulations and environmental awareness
•	Electrification enables best in class performance
•	Batteries and motors are commodities with low gross margins but the controller's engineering challenges are complex with high margins.

•
The market for controllers is fragmented and no supplier offers an integrated electric drivetrain. This is a challenging problem requiring engineering talent, business savvy, and a deep understanding of product design cycles.

•	If you could consolidate the controller bottleneck and offer a turnkey system solution you could create tremendous stockholder value in the next two to three years.
•	Sevcon can take advantage by making itself a focused industry leader with proper planning, execution and leadership.
BUT: Inadequate vision and Board leadership can result in Sevcon being permanently left behind.
•
On its current course: Sevcon is at risk of being halfway across the gap between the niche industrial markets that it has neglected and the massive on-road automotive markets where it has made some modest inroads but is dramatically subscale.

DO NOT BE MISLED BY THE COMPANY'S SPECULATIVE PROJECTIONS AND "ANTICIPATED" FUTURE RESULTS
The market for Sevcon's products has historically been relatively small and uncompetitive, focused on industrial applications. In 2012 the market for on-road electric vehicles began to grow rapidly and attracted much more aggressive and competitive players.  Under the current board, Sevcon proved that is was incapable of creating stockholder value in a small, uncompetitive industrial market. How can stockholders expect these exact same individuals to rise to a vastly higher level of competition and market change?

ALL IS NOT LOST --- WE ARE YOUR ADVOCATE FOR VALUE CREATION
Since proudly joining the Board in December 2013 as a nominee of GAMCO, Sevcon's largest stockholder, Ryan Morris has been challenging old ideas and stale ways of doing business. He and Meson have purchased 11-times more stock than all of the current directors combined, aligning his interests with all shareholders. He is primarily responsible for:
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Formulating and drafting the first truly comprehensive business strategy/plans Sevcon ever had. The Status-Quo Directors are now trying to take credit for these forward leaning steps despite historically advocating for hiring the bare minimum of engineering talent and only if it would lead to immediate results and rejecting to even vote on a modest R&D budget increase immediately before Mr. Morris became Chairman in July 2016.

•	Introducing impressive new candidates with important industry experience to upgrade your Board for your benefit.
•	Responsibly exercising director oversight by insisting on measurable results and true accountability.
•	Collaboratively putting in time and effort far beyond any of the Status-Quo Directors to drive stockholder value.
•
Sourcing the financing that enabled the Bassi acquisition to be possible and providing subsequent equity that prevented the Company from violating its debt covenants after management widely missed targets.

•	Developing relationships with leading North American academic institutions to improve engineering recruiting, which has already yielded measurable results.
•	Developing relationships and potential partnerships with world leaders in advanced motor technologies and high-speed charging infrastructure that present unique growth opportunities for Sevcon.
Your vote can now give Sevcon three new uniquely qualified directors to focus Sevcon on these now-or-never opportunities and on the challenges facing the Company in the next one to three years.  The dialog and debate in the boardroom must be informed and driven by those that understand the market and have experienced success in similar situations.  The Company and the market will change in real time, so there is no substitute for qualified individuals at the top setting the tone.

A REAL PLAN FOR THE FUTURE
If elected, our nominees will seek to do the following:
•	Implement a focused strategy in the face of constantly changing market dynamics and availability of key talent:
1.
Re-focus on the off-road & industrial markets where Sevcon brings a new competitive advantage thanks to changes in Li+ technology.  Shorter sales cycles and relatively smaller markets mean Sevcon can be profitable in a shorter period of time. Sales efforts need to be redesigned around applications rather than geographic regions to align better with engineering teams.

2.
Accelerate efforts to penetrate rapidly growing on-road markets in a focused way for applications that Sevcon has a competitive advantage while outflanking inevitable collisions with much larger competitors as they begin to enter the market in higher volume applications.

3.
Implement a PEOPLE FIRST culture for empowering executives and engineers in order to recruit the best engineering and management talent.  Sevcon currently lacks any in-house recruiting and on-boarding function which is absolutely an essential requirement to hire the best talent in an increasingly competitive market.

4.
Develop Sevcon into a visible thought leader in the power electronics subsystem space by partnering with leading EV advocates to create a wide platform for recruiting and sales efforts as hundreds of smaller players shift towards electrification.

5.	Develop forward deployed engineering programs to have Sevcon engineers continuously onsite at key customers to integrate more with their roadmap and engineering teams.
6.
For the charger business: develop key strategic partnerships with utilities and independent charging infrastructure players now to design high-speed multi-stall charge infrastructure systems, recognizing their important market role in the next one to three years.

•	Develop accounting functionality to solve complex global issues and fixing material control weaknesses;
•	Manage internal organizational and structural transition from a no-growth company to a fast-growth company;
•	Recruit key senior executive talent and develop succession plans;
•	Develop transparent, performance-aligned incentive plans that hold Management accountable to appropriate goals;
•	Develop effective Board evaluation, recruiting and succession processes;
•	Develop early stage automotive industry connections, including in North America where Sevcon has not penetrated at all; and
•	Develop and execute growth financing plans that maximize value for stockholders while reducing risk.

HIGHLY QUALIFIED MESON NOMINEES1
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Ryan J. Morris, CFA, 32, has been a member of Sevcon's Board of Directors since December 2013. Served as Executive Chairman of the Board of InfuSystem Holdings, Inc., until May 2015, transforming the company from near-bankruptcy in November 2011 to a growing and profitable company.  Founded the profitable software company, VideoNote, LLC, after receiving a B.Sc and an M.Eng in Operations Research from Cornell University's College of Engineering.

•	Anthony L. Posawatz (Tony), 56, led the innovative Chevy Volt program at General Motors and has 30+ years of auto industry connections in EVs and charging.
•	Bryan Boches, 46, is a serial founder, experienced executive, and investor with proven success in transforming an auto parts firm larger than Sevcon.
•	Shvetank Jain, 32, is a serial founder and CEO at software technology companies with multiple successes scaling engineering teams, including a $750mm exit.
THE STATUS-QUO DIRECTORS WANT YOU TO BELIEVE THAT REAPPOINTING TWO DIRECTORS THAT RETIRED LAST YEAR AND A COAL MINING EXECUTIVE CONNECTED TO MULTIPLE BANKRUPTCIES IS THE DREAM TEAM TO MAXIMIZE SEVCON'S FUTURE VALUE
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Matt Goldfarb, 45 – After 5 jobs in 6 years at questionable securities firms that either a) went bankrupt, b) were charged by regulators or c) terminated him, he served as CEO of coal miner Xinergy, Ltd where he was compensated $1.7mm as stockholders incurred $85mm in losses and then filed bankruptcy shortly after he resigned. Currently, Mr. Goldfarb serves as the CEO of Cline Mining, a coal miner that filed bankruptcy one year after he joined. He was NOT part of the Pep Boys deal team as he falsely takes credit for: he joined the board of Pep Boys months after the sale was in motion. He has purchased zero shares of Sevcon, in direct violation of Company director stock ownership policy.

•	Dr. Marvin G. Schorr, 91, was voted not to be re-elected last year by stockholders and was added as a fully compensated, non-voting Emeritus director by the Board.
•	David Steadman, 79, refused to serve on the Company slate last year due to a dispute with fellow director Walter M. Schenker. Mr. Steadman became a fully compensated, non-voting Emeritus director.
•
William J. Ketelhut, 64, served as head of the audit committee of the Board when material weakness over internal controls failures became an issue in Q2 2016. Mr. Ketelhut's only other public board experience is serving for Energy Conversion Devices, Inc. which filed for bankruptcy relief after large losses during his tenure.

•	For clarity – voting the GOLD Proxy will have no impact on the directorships of: CEO Matthew Boyle, Glenn J. Angiolillo, Walter M. Schenker, and Paul O. Stump.

1 Full bios for each of the nominees are included in Appendix A.

THE STATUS-QUO DIRECTORS, LED BY RECENTLY INSTALLED CHAIRMAN MATTHEW GOLDFARB, HAVE MADE THE CONSCIOUS DECISION TO ADOPT SCORCHED EARTH TACTICS
Specifically, Matt Goldfarb has personalized this proxy contest by:
1.	Trying to bully Mr. Morris with threats to tarnish his reputation and harm his ability to work in the investment industry.
2.
Making outlandish demands that Mr. Morris withdraw his superb nominees and agree to a non-market three-year standstill just to hold on to his directorship, even though stockholders like you already elected Mr. Morris to serve until 2018.

3.	Stonewalling Mr. Morris' multiple good faith attempts to settle and avoid this costly, ill-considered proxy contest that Matt Goldfarb and the Status-Quo Directors have foisted upon you.
4.
Running roughshod over normal Board conduct by squelching open discussion and prohibiting Mr. Morris and even some of the Status-Quo Directors from speaking, making us at times question whether this a Board or a dictatorship.

5.	Interfering with Mr. Morris' right to information by imposing newly invented hurdles that apply to no other director.
Yet Mr. Goldfarb and the other Status-Quo Directors want you to believe that they are qualified and motivated to have their hands on the wheel at this transformational moment in Sevcon's history.  Meson believes that this pattern of disturbingly aggressive conduct is a window into their true motivation, and ask you, the real owners of Sevcon, to draw your own conclusions.
We believe Meson's non-control slate is better suited to deliver the brighter future for Sevcon that you so richly deserve.

WE ASK YOU TO VOTE FOR A BETTER FUTURE AT SEVCON
The future is now. Opportunities are there for the taking in the electric car industry, and Meson offers to you a non-control slate of directors qualified and committed to overseeing our detailed plans to vault Sevcon to a pole position in the EV space.  The choice is yours.  We ask you to embrace our vision by signing and returning the GOLD proxy card today.  Time is critical – the Company cannot afford to lose another year of progress.
Thank you for your consideration.
Meson Capital Partners

Ryan J. Morris, Managing Member

Appendix A
Meson Capital Nominee Bios
Bryan Boches, age 46, is the Chief Executive Officer of Safe Catch, a food technology firm he founded in December, 2014. Mr. Boches is also a Co-founder and past board member of Blinker, a fintech application firm in the automotive sector. Mr. Boches currently serves as a director of Basil Tree, which owns a middle market automotive parts and industrial goods manufacturer. From August 2007 to March 2012 he served in various positions, including as Managing Director, with Medley Capital Corporation, a closed and externally managed business development corporation, where he sourced and managed private debt and equity investments in the middle market. Previously, Mr. Boches was a corporate and M&A investment banker with Morgan Stanley and a founding team member of China's first joint venture investment bank, CICC. Mr. Boches was also a co-founder of Coremetrics, a leading analytic software firm, which was acquired by IBM in 2010. Mr. Boches earned a B.A., summa cum laude,  from University of California, Santa Barbara and an M.B.A. from The Wharton School of the University of Pennsylvania.

Shvetank Jain, age 32, Since 2013 Mr. Jain has been involved in various capacities at numerous startup companies in a variety of industries, including as cofounder and director of Aurora Solar, a leading solar software startup focusing on renewable energy and solar software design, as a director of Mattermost, a leading open source communications startup, as a director of Object, a mobile android phone startup focusing on products designed for millennials, and as a director of Shoppie.tv, a livestreaming community of beauty bloggers.  Until September 2015, Mr. Jain served as a director of Kiwi, Inc., a mobile entertainment company he cofounded in July 2011 focused on mobile games and tools for the Android developer. Previously, Mr. Jain served as an executive producer at Playdom Inc., a 200-person online social network game developer from July 2011 until its acquisition by The Walt Disney Company in June 2011. Prior to that, Mr. Jain served as the Chief Technology Officer and Chief Operating Officer of Trippert, Inc., an iPhone and social game developer that was acquired by Playdom Inc., since cofounding it in June 2006 until October 2009.  Mr. Jain received his M.B.A. from Stanford University, his Master of Applied Science from the University of Toronto and his Bachelor of Technology from Indian Institute of Technology, Kanpur.

Ryan J. Morris, age 32, has been the President of Meson Capital Partners LLC, an investment partnership, since February 2009. Mr. Morris has served as a director of the Corporation since December 2013 and served as its Executive Chairman from August 2016 until December 2016. He cofounded VideoNote LLC, an educational software company, and has served as its Chief Executive Officer since July 2008. Mr. Morris serves on the boards of InfuSystems Holdings, Inc., where he was the Chairman of the Board from April 2012 until May 2015, and Trans-Lux Corporation. He has also been Chairman of the Board of Lucas Energy, Inc. within the past five years.

Anthony L. Posawatz (Tony), age 56, has served as the president and Chief Executive Officer of Invictus iCAR, LLC, an automotive innovation consulting and advisory firm focused on assisting energy and auto clean technology companies, since September, 2013.  Mr. Posawatz also served as the president, Chief Executive Officer, and a director of Fisker Automotive, Inc. ("Fisker"), a producer of one of the world's first production plug-in hybrid electric vehicles, from August 2012 to August 2013. In November 2013, Fisker and one of its affiliates filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code.  Mr. Posawatz worked for General Motors ("GM") for more than 30 years, as GM's vehicle line director for the Chevrolet Volt and a key leader of global electric vehicle development.  At GM, he was responsible for bringing the Chevrolet Volt from concept to production (beginning in 2006 as a founding member and employee number one). Since February 2016, Mr. Posawatz has served as a director of Envision Solar International, Inc., an inventor, designer, and manufacturer of solar products and proprietary technology focusing on electric vehicle charging infrastructure, out of home advertising infrastructure, and energy security and disaster preparedness. Mr. Posawatz currently serves as a member of several non-public companies' boards of directors, including INRIX, Nexeon, SAFE-Electrification Coalition, Momentum Dynamics, Envision Solar International and Electrification Coalition. Previously, Mr. Posawatz served as the Chairman of Electric Drive Transportation Association trade association.  Mr. Posawatz received his M.B.A. from Dartmouth College and his B.S. from Wayne State University. We believe that Mr. Posawatz's extensive experience in the automotive industry will make him a valuable addition to the Board.

Stockholders are urged to vote and return the GOLD proxy card.
If you have any questions, or require assistance with voting your GOLD proxy card, please contact InvestorCom toll- free at 877-972-0090 or email: proxy@investor-com.com
About Meson Capital Partners, LLC
Meson Capital is a long-term activist fund that focuses on operationally transforming undervalued businesses.  Meson believes that tremendous value can be created for all shareholders at under-managed public companies with improved governance, management and investing in modern technology.

Warning Regarding Forward Looking Statements
THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS, EXPECTATIONS, ESTIMATES AND PROJECTIONS REGARDING THE COMPANY AND PROJECTIONS REGARDING THE INDUSTRY IN WHICH IT OPERATES. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. FURTHER, SUCH RISKS, REASONS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. ACCORDINGLY, YOU SHOULD NOT RELY UPON FORWARD-LOOKING STATEMENTS AS A PREDICTION OF ACTUAL RESULTS AND ACTUAL RESULTS MAY VARY MATERIALLY FROM WHAT IS EXPRESSED IN OR INDICATED BY THE FORWARD-LOOKING STATEMENTS.

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